EXHIBIT 15

April 30, 2019
To the Board of Directors and Shareholders of
Applied Industrial Technologies, Inc.
Cleveland, Ohio

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Applied Industrial Technologies, Inc. and subsidiaries for the periods ended March 31, 2019 and 2018, as indicated in our report dated April 30, 2019; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, is incorporated by reference in Registration Statement Nos. 033-53401, 033-53361, 033-65513, 333-83809, 333-124574, 333-138054, 333-149183, 333-179354 and 333-207922 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Cleveland, Ohio